Exhibit 99.1

                       FOR IMMEDIATE RELEASE


CONTACT:  Steven F. Groth, Chief Financial Officer, (212) 599-8000

              FINANCIAL FEDERAL REPORTS FOURTH QUARTER
                    AND FISCAL YEAR 2004 EARNINGS
                    -----------------------------

New York, NY: September 27, 2004 - Financial Federal Corporation (NYSE - FIF) announced a 19% increase in net earnings and a 26% increase in diluted earnings per share in the fourth quarter ended July 31, 2004. Net earnings for the quarter increased to $8.2 million compared to $6.9 in the fourth quarter of fiscal 2003. Diluted earnings per share increased to $0.48 compared to $0.38. Diluted earnings per share increased at a higher percentage than net earnings due to our repurchase of 1.5 million shares in April 2004. Finance receivables originated during the quarter were a record $231 million. Finance receivables outstanding increased $27 million in the quarter to a record $1.46 billion at July 31, 2004.

Net earnings for fiscal 2004 and 2003 were $31.2 million and $30.1 million, respectively; a 4% increase. Diluted earnings per share increased 4% to $1.72 from $1.65. Finance receivables originated during the year totaled $791 million. Net earnings in fiscal 2003 included a $1.1 million non-recurring loss from the redemption of convertible debt. This loss reduced fiscal 2003 diluted earnings per share by $0.06 (a non-GAAP financial measure).

Net charge-offs in the fourth quarter of fiscal 2004 were $1.4 million or 0.38% (annualized) of average finance receivables compared to 1.11% in the fourth quarter of fiscal 2003, a 66% improvement. Net charge-offs were 0.67% in fiscal 2004 compared to 0.87% in fiscal 2003. Non-performing assets were 2.2% of total finance receivables at July 31, 2004, compared to 4.4% at July 31, 2003, a 50% improvement. Delinquent receivables (60 days or more past due) were 1.0% of total receivables at July 31, 2004 compared to 1.6% at July 31, 2003, a 35% improvement.

Paul R. Sinsheimer, CEO, commented: "Fiscal 2004 ended very positively: our debt rating was increased, receivables outstanding and originations reached record levels, our earnings were higher and our asset quality statistics vastly improved.

"On July 30, Fitch raised its rating on our debt to 'BBB+' from 'BBB'. This is an outstanding achievement given the difficult operating environment of the last two years. We view it as recognition of the hard work of our dedicated team of employees and ratification of our business model; one that rewards discipline and execution. We are hopeful that we will have higher rates of growth in fiscal 2005, notwithstanding continued high energy prices and the prospect of higher short term interest rates."

Steven F. Groth, CFO, remarked: "At year end we had $260 million of unused committed credit facilities and our leverage was a low 3.6x. These amounts can support substantial receivables growth. We also lengthened our debt maturities through the issuance of $175 million of 2.0% convertible debentures with a 30 year maturity and a five year put. Net earnings have increased for the fifth straight quarter as we continue to benefit from reductions in non-performing assets. We commenced operations in 1989, went public in 1992 and have been profitable every quarter since our inception."

Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide. For additional information, please visit our website at www.financialfederal.com.

                               -more-


              CONDENSED CONSOLIDATED INCOME STATEMENTS
              (In thousands, except per share amounts)

======================================================================
                              Three months ended           Years ended
                                        July 31,              July 31,
----------------------------------------------------------------------
                                   2004     2003        2004      2003
======================================================================
Finance income                  $29,465  $31,306    $118,305  $130,247
Interest expense                  8,447    9,809      33,900    43,534
----------------------------------------------------------------------
  Net finance income before
   provision for credit losses
   on finance receivables        21,018   21,497      84,405    86,713
Provision for credit losses       1,850    4,050       9,800    11,950
----------------------------------------------------------------------
  Net finance income             19,168   17,447      74,605    74,763

Salaries and other expenses       5,764    6,086      23,458    23,391
Loss on redemption of
 convertible debt                    --       --          --     1,737
----------------------------------------------------------------------
  Earnings before income taxes   13,404   11,361      51,147    49,635
Provision for income taxes        5,193    4,451      19,957    19,547
----------------------------------------------------------------------
    NET EARNINGS                 $8,211   $6,910     $31,190   $30,088
======================================================================

Earnings per common share:
    Diluted                       $0.48    $0.38       $1.72     $1.65
======================================================================
    Basic                         $0.49    $0.38       $1.75     $1.67
======================================================================
Number of shares used:
    Diluted                      17,159   18,326      18,123    18,358
======================================================================
    Basic                        16,853   18,092      17,784    17,975
======================================================================


                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

======================================================================
July 31,                                          2004            2003
======================================================================
ASSETS
Finance receivables                         $1,460,909      $1,415,489
Allowance for credit losses                    (24,081)        (23,754)
----------------------------------------------------------------------
  Finance receivables, net                   1,436,828       1,391,735
Cash                                             6,981           8,015
Other assets                                    20,109          26,332
----------------------------------------------------------------------
    TOTAL ASSETS                            $1,463,918      $1,426,082
======================================================================

LIABILITIES
Debt                                        $1,093,700      $1,042,276
Accrued interest, taxes and other
 liabilities                                    66,328          67,410
----------------------------------------------------------------------
  Total liabilities                          1,160,028       1,109,686
STOCKHOLDERS' EQUITY                           303,890         316,396
----------------------------------------------------------------------
    TOTAL LIABILITIES AND EQUITY            $1,463,918      $1,426,082
======================================================================

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Readers are referred to the most recent reports on Forms 10-K and 10-Q filed by the Company with the Securities and Exchange Commission that identify these risks and uncertainties.

                               ###